Exhibit 99.1


               Payless ShoeSource Reports July Same-Store Sales

    TOPEKA, Kan., Aug. 5 /PRNewswire/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 6.5 percent during the July reporting period, the four weeks ended July 31, 2004.
    Company sales totaled $192.0 million, a 5.7 percent decrease from $203.6 million during fiscal July of last year.
    Sales for the second quarter were $727.9 million, a 0.5 percent decrease from $731.5 million in the second quarter 2003. Same-store sales decreased
0.9 percent during the second quarter.
    Same-store sales increased 0.9 percent during the first six months of the fiscal year.

     Sales were as follows (unaudited):


                         JULY SALES (DOLLARS IN MILLIONS)

         Fiscal          Fiscal          Percent           Same-Store Sales*
         2004            2003            Increase/         Percent
                                         (Decrease)        Increase/(Decrease)

         $192.0          $203.6          (5.7)%            (6.5)%


                   2nd QUARTER SALES (DOLLARS IN MILLIONS)

         Fiscal          Fiscal          Percent           Same-Store Sales*
         2004            2003            Increase/         Percent
                                         (Decrease)        Increase/(Decrease)

         $727.9          $731.5          (0.5)%            (0.9)%


                   YEAR-TO-DATE SALES (DOLLARS IN BILLIONS)

         Fiscal          Fiscal          Percent           Same-Store Sales*
         2004            2003            Increase/         Percent
                                         (Decrease)        Increase/(Decrease)

         $1.45           $1.43           1.4%              0.9%


    * Effective with the end of 2003, the fiscal year for operations in the company's Latin American region is based on a December 31 year-end. Stores in the company's Latin American region (212 stores) are included in total company results on a one-month lag relative to results from other regions.

    ** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.

    "The company was less promotional in the second quarter 2004 than it was in the second quarter 2003. Despite the disappointing sales performance in July, it is likely that second quarter 2004 gross margin will show improvement relative to the same period last year," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "We remain committed to our stated objective of 30% gross margin for fiscal 2004. To accomplish this objective, the company must achieve low-single-digit positive same store sales on a consistent basis for the remainder of the year. We will continue to focus on improved execution of our core business strategy: to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers."
    Due to the possible financial impact of strategic alternatives in the second quarter, the company is precluded from providing specific earnings guidance for the period. The company intends to announce second quarter results on August 12, 2004.

    Payless ShoeSource, Inc. is the leading specialty footwear retailer in the Western Hemisphere. The company operates a total of 5,072 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(sm), at http://www.payless.com.

    This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending May 1, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding July 2004 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com.

SOURCE  Payless ShoeSource, Inc.
    -0-                             08/05/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.payless.com
                http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA
SU:  SLS